                                                                 June 8, 2005

Board of Trustees
MUTUALS.com
c/o U.S. Bancorp Fund Services, LLC
615 East Michigan Street
Milwaukee, WI 53202

Ladies and Gentlemen:

We have been requested to render this opinion concerning certain matters of federal income tax law in connection with the proposed acquisition of all of the assets of the Generation Wave Aggressive Growth Fund and Generation Wave Alternative Growth Fund (the “Acquired Funds”), each a series of MUTUALS.com, a statutory trust organized and existing under the laws of the State of Delaware (the “Trust”), by the Generation Wave Growth Fund (the “Acquiring Fund”), a series of the Trust, in exchange for shares of the Acquiring Fund (the “Acquiring Fund Shares”) and the assumption by the Acquiring Fund of all of the liabilities of the Acquired Fund (the “Asset Acquisition”), pursuant to that certain Agreement and Plan of Reorganization between the Trust, on behalf of the Acquired Funds, and the Trust, on behalf of the Acquiring Fund, dated as of [_______], 2005 (the “Reorganization Agreement”).

Except as otherwise provided, capitalized terms referred to herein have the meanings as set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to the Trust in connection with the Asset Acquisition. As such, and for the purpose of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times including on the anticipated Closing Date, of the statements, covenants, conditions, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

1. Reorganization Agreement;

2.
The Registration Statement of the Trust on Form N-14 as filed with the Securities and Exchange Commission on April 20, 2005, as amended (the “Registration Statement”), and the Proxy Statement/Prospectus included therein;

3.	Certificates of certain officers of the Trust as to the satisfaction of various conditions for the Asset Acquisition under the Reorganization Agreement; and

4.
Such other instruments and documents related to the formation, organization and operation of the Acquired Funds and the Acquiring Fund or the consummation of the Asset Acquisition and the transactions contemplated thereby as we have deemed necessary or appropriate.

In connection with rendering this opinion, we have assumed (and are relying thereon, without any independent investigation or review thereof) that:

1.
Original documents (including signatures) are authentic; documents submitted to us as copies conform to the original documents or the forms thereof included in the Registration Statement, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof; and

2.	The Asset Acquisition will be consummated pursuant to the Reorganization Agreement and as described in the Registration Statement.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

(a) The Asset Acquisition will constitute a “reorganization” within the meaning of Section 368(a)(1) of the Code, and the Acquiring Fund and the corresponding Acquired Funds will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code;

(b) No gain or loss will be recognized by the Acquired Funds or the Acquiring Fund as a result thereof;

(c) No gain or loss will be recognized by the shareholders of the Acquired Funds upon the receipt of Acquiring Fund Shares solely in exchange for their shares of the Acquired Funds in connection therewith;

(d) The aggregate tax basis of the Acquiring Fund Shares received by the shareholders of the Acquired Funds will be the same as the aggregate tax basis of the shares of the Acquired Funds exchanged therefor;

(e) The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Funds will include the holding period during which the shares of the Acquired Funds exchanged therefor were held, provided that at the time of the exchange, the shares of the Acquired Funds were held as capital assets in the hands of the shareholders of the Acquired Funds;

(f) The aggregate tax basis of the assets of the Acquired Funds in the hands of the Acquiring Fund will be the same as the basis of such assets immediately prior to the transfer thereof;

(g) The holding periods of the assets of the Acquired Funds in the hands of the Acquiring Fund will include the respective holding periods of such assets in the hands of the Acquired Funds immediately prior to the transfer thereof.

In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

1.
Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from asserting a contrary position. No ruling has been or will be requested from the Internal Revenue Service concerning the federal income tax consequences of the Asset Acquisition. Future legislative, judicial or administrative changes, on either a prospective or retroactive basis, may adversely affect the accuracy of the opinion expressed herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

2.	Our opinion concerning certain of the federal tax consequences of the Asset Acquisition is limited to the specific federal tax consequences presented above. No opinion is expressed as to any transaction other than the Asset Acquisition, including any transaction undertaken in connection with the Asset Acquisition. In addition, this opinion does not address any other federal, estate, gift, state, local or foreign tax consequences that may result from the Asset Acquisition.

3.
Our opinion is void and may not be relied upon if (a) all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof, or (b) all of the representations, warranties, covenants, conditions, statements and assumptions upon which we relied are not true and accurate at all relevant times.

4.
This opinion is being delivered solely for the purpose of satisfying the requirements set forth in Section 8.5 of the Reorganization Agreement. This opinion may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                                                       Very truly yours,

/s/ GODFREY & KAHN, S.C.

GODFREY & KAHN, S.C.